Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

DEGOLYER AND MACNAUGHTON
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

March 7, 2011

Vanguard Natural Resources LLC.
5847 San Felipe Suite 3000
Houston, Texas 777057

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, to the inclusion of our letter report dated January 18, 2011, related to the proved oil, NGL, and natural gas reserves and future net revenues of Vanguard Natural Resources, LLC for the year ending December 31, 2010, and to the inclusion of information from our “Appraisal Report as of December 31, 2010 on Certain Properties owned by Vanguard Natural Resources LLC” and our “Appraisal Report as of December 31, 2010 on Certain Properties owned by Encore Energy Partners LLC” in the Annual Report on Form 10-K of Vanguard Natural Resources LLC for the year ended December 31, 2010.  We further consent to the inclusion by reference of the Vanguard Natural Resources LLC. Annual Report on Form 10-K for the year ended December 31, 2010 in the Registration Statements on Form S-3 (No. 333-159911 and Form S-8 (No. 333-152448).

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716